Exhibit 99.1

NORWEGIAN CRUISE LINE APPOINTS NEW PRESIDENT

AND CHIEF OPERATING OFFICER DREW MADSEN

Former President and Chief Operating Officer of Darden Restaurants

Joins Norwegian Cruise Line

MIAMI – October 13, 2014 – Norwegian Cruise Line Holdings Ltd. (NASDAQ: NCLH) announced today that hospitality veteran Drew Madsen has joined as president and chief operating officer of Norwegian Cruise Line. Madsen brings a strong track record of success to Norwegian with more than 30 years of leadership experience in the hospitality and consumer products industry, most recently as president and chief operating officer at Darden Restaurants, Inc., the world’s largest full-service restaurant company.

“Having delivered exceptional results during his tenure at Darden, Drew has a wealth of experience to draw upon as he joins Norwegian,” said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “We are at an exciting point in our company’s history. With the upcoming acquisition of Prestige Cruises International, Inc., it is the opportune time to add such a talented individual to our already diversified leadership team to focus on the core day-to-day business. I am confident in Drew as a results-oriented, highly collaborative and thoughtful leader who will continue to propel Norwegian on our positive growth trajectory.”

Madsen played an instrumental role in establishing Darden as the most successful multi-brand operator in the full-service restaurant industry, increasing sales from $4.8 billion to $8.6 billion, while delivering a cumulative total shareholder return of 110% that significantly exceeded the S&P 500 by more than 47%. He also had the distinction of having Darden recognized as one of Fortune’s “100 Best Companies to Work For” – a first for the food service industry that was repeated for three consecutive years.

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Prior to Darden, Drew held leadership and marketing positions at James River Corporation and General Mills, among others. Throughout his career, he has consistently demonstrated an ability to produce results that led to improved operating margins, increased guest satisfaction, superior market penetration and an enhanced level of employee fulfillment.

“I am thrilled to be starting the next chapter of my career at Norwegian Cruise Line,” said Madsen. “I am looking forward to ensuring that Norwegian excels in every facet of operation and that we continue to produce industry leading financial results, while also bringing new ideas and ways of doing business that improve guest satisfaction and team member involvement.”

Madsen holds a master of business administration with distinction from the University of Michigan and a bachelor’s degree in economics from DePauw University.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to “Cruise Like a Norwegian” on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named “Europe’s Leading Cruise Line” for the seventh consecutive year, as well as “Caribbean’s Leading Cruise Line” and “World’s Leading Large Ship Cruise Line” by the World Travel Awards.

Norwegian recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway in the first quarter 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo’s Bake Shop by Buddy Valastro, star of the TLC series “Cake Boss.” The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and a unique magical theatrical experience, the Illusionarium. Norwegian Getaway’s sister ship, Norwegian Breakaway, was named “Best New Ship of 2013” by the editors of Cruise Critic and “Best Rookie Cruise Ship” by the readers of Travel Weekly. Known as New York’s ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city. Norwegian currently has four vessels on order at Meyer Werft for delivery in fall 2015, spring 2017, spring 2018 and fall 2019.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, Blue Man Group and Legends in Concert; and the official cruise line

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partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784), or visit www.ncl.com.

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CONTACT:	AnneMarie Mathews: 305-436-4799
PublicRelations@ncl.com

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